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                                                                       Exhibit 8


                                 March 29, 2000


Brush Wellman Inc.
17876 St. Clair Avenue
Cleveland, Ohio  44110

Ladies & Gentlemen:

         We have acted as counsel to Brush Wellman Inc., an Ohio corporation (the "Company"), in connection with the planned merger (the "Merger") of Brush Merger Co. ("Merger Co."), an Ohio corporation and a wholly owned subsidiary of Brush Engineered Materials Inc. ("Holding Company"), an Ohio corporation, with and into the Company, pursuant to an Agreement of Merger (the "Merger Agreement"), among the Company, Merger Co., and Holding Company and as described in a registration statement on Form S-4 of Holding Company (the "Registration Statement"), which includes the proxy statement/prospectus of the Company (the "Proxy Statement), originally filed with the Securities and Exchange Commission on February 1, 2000, and as amended and supplemented through the date hereof.


         In connection with this opinion, we have assumed, with your consent, that (1) Merger Co. will merge with and into the Company, with the Company being the surviving entity, in accordance with the Merger Agreement and as described in the Proxy Statement, (2) all the provisions of the Merger Agreement will be complied with, (3) the facts as described in the Proxy Statement are and will be true, correct, and complete, (4) representations made to us in a letter from the Company dated March 22, 2000 are and will be true and correct, and (5) there will be no change in any of the facts or representations material to this opinion before the Effective Time (as defined in the Merger Agreement).


         Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the existing, temporary, and currently proposed Treasury Regulations promulgated thereunder, existing administrative rulings and practices of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change at any time. It should be noted that future legislative, judicial, or administrative actions, decisions, or interpretations, which may or may not be retroactive in effect, could materially affect our opinion.


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Brush Wellman Inc.
March 29, 2000
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          Based upon and subject to the foregoing, it is our opinion that:

          1. The Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(B) of the Code and/or as transfers to a corporation controlled by the transferors pursuant to Section 351 of the Code.


          2. Material federal and Ohio income tax consequences of the Merger to holders of outstanding shares of common stock, $1.00 par value, of the Company set forth in the Proxy Statement under the headings "Federal Tax Consequences of the Merger", "Ohio Income Tax Consequences of the Merger" and "Tax Consequences of the Exercise of Statutory Dissenters' Rights" represent our opinion, subject to the limitations set forth therein.



         We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading "Federal and Ohio Income Tax Consequences of the Merger" in the Proxy Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                            Very truly yours,



                                            /s/ Jones, Day, Reavis & Pogue